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                                                                   Exhibit 10.37

January 10, 2002

Tom O'Lenic

Dear Tom:

Molecular Devices Corporation is pleased to confirm our verbal offer for promotion to the salaried, exempt position of Vice President, North America Sales and Service. In this position you will report directly to me and be a member of the Leadership Team and the PAC.

Your base salary will be $15,416.66 per month ($185,000 per annum) payable semi-monthly on the 15th and last day of each month. As a member of the management staff, you will be eligible to participate in the 2002 MDC Executive Bonus Plan (bonus at Plan 40%). You will be provided with a company car. As a Vice President you will be eligible to participate in the ExecUCare supplemental insurance program. Additionally, you will be eligible to receive a Change in Control Agreement, subject to the approval of the Molecular Devices Board of Directors.

You will be eligible to receive 40,000 Incentive Stock Options subject to the approval of the Molecular Devices Board of Directors. These options will vest in accordance with the Company's vesting schedule over a period of four (4) years, and will be subject to the provisions of the Company's 1995 Stock Option Plan as amended.

This offer is made contingent upon your relocation to California by August, 2002. Molecular Devices will provide you with relocation assistance per the attached addendum. Tom, your experience and talents will be strong additions to the Leadership Team. We are looking forward to having you join our team.

Sincerely,

MOLECULAR DEVICES CORPORATION




Joseph D. Keegan
President and Chief Executive Officer

Attachments
Accepted:
Date:
Start Date: 1/1/02


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                               RELOCATION ADDENDUM
                               TOM O'LENIC FAMILY
                        ALPHARETTA, GEORGIA TO CALIFORNIA



PRIOR TO RELOCATION

-       One house hunting trip for yourself and spouse to a maximum of five days


RELOCATION

- One-way airfare for family from Georgia to California. (If driving, will reimburse .325 cents per mile and usual expenses).

-       Move household goods including up to one car.*

-       Storage of household goods for up to 30 days.

- Temporary living for up to 30 days with a per diem of $15 per day for each adult and $10 a day for each child (not to exceed $50 per day).

-       Rental car upon arrival in California for up to two weeks.


HOME SALE/PURCHASE

- Reimbursement of real estate fee for selling Georgia residence @ 6% of selling price to a maximum of $20,000* (Home is to be sold within one year of move to California).

- Reimbursement of closing costs of purchase of residence in California/Bay Area to a maximum of $10,000.* (Must purchase home within one year of move to California.)

- Reimbursement of expenses associated with obtaining of financing such as mortgage points, mortgage placement fees, lender's service charges, and loan origination fees to a maximum of $12,000*

If employee voluntarily terminates employment prior to the completion of one year of employment with MDC following relocation, the items marked with an asterisk (*) must be reimbursed to the company.